SECURITY MUNICIPAL BOND FUND
FILE NO. 811-3225
CIK NO. 0000354185

EXHIBIT 77D:  Policies with respect to security investments

WHEREAS, the Securities and Exchange Commission has adopted a new rule under the
Investment  Company Act of 1940 that requires a fund with a name suggesting that it focuses on a particular  type of investment to invest at least 80% of its net assets in the type of investment suggested by its name;

WHEREAS,  certain of the Security  Funds have a name that suggests that the fund focuses on a particular type of investment; and

WHEREAS,  the Board of Directors  desires to change the  investment  policies of those funds in accordance with the requirements of the new rule;

NOW,  THEREFORE,  BE IT RESOLVED,  that the investment policies of the following funds are hereby  changed to provide  that the fund will  invest,  under  normal circumstances,  at  least  80% of its  net  assets  in the  type  of  investment suggested by its name: Series A (Equity),  Series B (Large Cap Value),  Series G
(Large Cap Growth), Series H (Enhanced Index), Series J (Mid Cap Growth), Series
O (Equity Income),  Series P (High Yield),  Series Q (Small Cap Value), Series T
(Technology),  Series V (Mid Cap Value),  and Series X (Small Cap Growth) of SBL
Fund;  High Yield Series of Security Income Fund;  Equity Series,  Mid Cap Value
Series, Small Cap Growth Series,  Enhanced Index Series, Large Cap Growth Series
and Technology Series of Security Equity Fund; and Security Municipal Bond Fund.

FURTHER  RESOLVED,  that  each of the  foregoing  funds  hereby  adopts a policy requiring it to provide at least 60 days' notice to shareholders prior to making any change in its policy of investing at least 80% of its net assets in the type of investment suggested by its name.

FURTHER  RESOLVED,  that the  foregoing  policies  shall be  effective  upon the effective  date of the next amendment to the  registration  statement of each of the foregoing  funds and in any event no later than the  compliance  date of the new rule, July 31, 2002.